SECURITIES AND EXCHANGE COMMISSION

      Washington, D.C. 20549

      FORM 8-K

      CURRENT REPORT


      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): July 21, 1997 (February 1, 1997)


      HUDSON'S GRILL OF AMERICA, INC.
      (Exact name of Registrant as specified in its Charter)

      California
      (State or other jurisdiction of incorporation)


      0-13642
      (Commission or File Number)


      95-3477313
      (IRS Employer Identification Number)


      16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
      (Address of Principal Executive Offices)


      Registrant's telephone number, including area code:
      (972) 931-9237


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      Item 5.  Other Events.

      Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that at a Board of Directors meeting held on July 14, 1997, the Board voted to fill a vacancy on the Board. The Board elected Robert W. Fischer, Esq., the Company's outside legal counsel, as a new director. Mr. Fischer has been the Company's outside counsel since 1993. He is a partner in the law firm of Fischer & Sanger and has represented, operated, and invested in numerous restaurant companies since 1983. Besides Hudson's, for example, he has been involved in the former 8.0. Bar, Inc., Nostromo, Inc., Tango Bar, Inc., and Memphis, Inc., which are restaurants and bars that have or are operating in or out of the Dallas, Texas, area. Mr. Fischer is also a C.P.A. and a shareholder of the Company.

       The Company announced that it was about to sign a franchise agreement for a franchise in Abingdon, Virginia, with a planned opening before Christmas 1997. The Company's franchisee in Guatemala City, Guatemala, plans to open the Guatemala City Hudson's Grill in August 1997.

       The Company also announced that Mike Miller and the Company had mutually agreed to terminate the contract of sale for the Hudson's Grill in Westlake, California. A subsidiary or affiliate of the Company will operate the restaurant until a new buyer is found. The Company's franchise development and area representation agreements with Dr. S.L. Sethi and with Jotar, Inc., are being terminated because neither developer has built or is building the required number of franchised restaurants.

       In May 1997 the Hudson's Grill located on Burnet Road in Austin, Texas, filed a petition for protection under chapter 11 of the U.S. Bankruptcy Code. The case was converted to a chapter 7 liquidation in June. The restaurant is now closed, and the Company has terminated the franchise. Because of increased competition and less than expected sales, the Company's franchisee in Paramus, New Jersey, has decided to close the Hudson's Grill food court operation in the Garden State Mall. This was a first time, experimental location inside a shopping mall.

       Beginning February 1, 1997, the Company and Dalms, Inc.,
  agreed to reduce the consulting fees charged by Dalms.   Dalms,
  Inc., provides Thomas A. Sacco's consulting services to the Company. Mr. Sacco is a Senior Vice President of the Company and also is a director. The consulting fees have been reduced to $90,000 per year, and the Company will not pay for any other expenses of Dalms, Inc., other than travel expenses related to the Company's business.

      Item 7.  Exhibits.

           1. Press Release dated July 21, 1997, regarding the election of a new director and the status of opening and closing various franchise locations.

      SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Date: July 21, 1997

                                 HUDSON'S GRILL OF AMERICA, INC.
                                 Registrant



                                 s/s David L. Osborn
                                 David L. Osborn

      f\sec\970715.O01

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